Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Interim Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS THIRD QUARTER EARNINGS
     CHARLOTTE, N.C., Aug 5, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its operating results for its third quarter which ended June 30, 2009.
Highlights
•	A 6.1% increase in patient visits, including inpatient and outpatient cases, and emergency department visits, compared to the third quarter of fiscal 2008.

•	Operating cash flow from continuing operations of $18.7 million.

•	EPS from continuing operations of $0.03 or Adjusted EPS from continuing operations of $0.22, excluding pre-opening expense, stock-based compensation expense and other items.
Third Quarter 2009 Results
     MedCath’s reported net revenue decreased 2.2% to $150.9 million in the third quarter of fiscal 2009 from $154.3 million in the third quarter of fiscal 2008. Income from operations decreased to $2.2 million from $13.2 million in the third quarter of fiscal 2008 and Adjusted EBITDA decreased to $11.3 million from $22.7 million in the same period of the prior year. MedCath’s income from continuing operations was $0.6 million, or $0.03 per diluted share, in the third quarter of fiscal 2009 compared to $4.9 million, or $0.25 per diluted share, in the third quarter of fiscal 2008.
     “We continue to move forward on our transformation strategy by increasing capacity to diversify our Company’s service offering,” said Ed French, MedCath’s President and Chief Executive Officer. “During the quarter, we completed expansion of our Louisiana Medical Center and Heart Hospital, adding 79 beds to the hospital’s infrastructure, and we are on pace to open the Hualapai Mountain Medical Center in October. The addition of this new capacity will allow us to expand the population of patients that can benefit from our proven high-level of care. We are affirmed in our strategy to diversify and mitigate risk associated with single-product reliance as we have embarked upon our expansion investments.”
     MedCath’s operating results for the third quarter of fiscal 2009 reflect the following items:
•	$2.7 million, or $0.08, net per diluted share of the decrease in net revenue and Adjusted EBITDA related to a reduction in the estimated amount of Medicare Disproportionate Share Hospital (DSH) payments certain hospitals were eligible for in prior fiscal years. The primary method for a hospital to qualify for Medicare DSH reimbursement is based on a statutory formula that utilizes the percentage of inpatient days attributable to patients eligible for Medicaid, but not eligible for Medicare Part A, and a base formula called the Supplemental Security Income (SSI) percentage, which is released annually by the Centers for Medicare and Medicaid Services (CMS). Based on the updated SSI percentage provided by CMS in June 2009, MedCath has determined that four hospitals that were previously determined to be eligible for DSH payments in fiscal 2007 and fiscal 2008 would either no longer be eligible for such payments or would be eligible for less payment than initially estimated.

•	$0.4 million, or $0.01, net per diluted share of the decrease in Adjusted EBITDA related to the reduction in the estimated amount of charges eligible for Medicaid reimbursement from fiscal 2004 to 2006, which resulted in an updated cost to charge ratio at one of our hospitals.

•	$1.1 million, or $0.03, net per diluted share, of the decrease in Adjusted EBITDA related to professional fees associated with an internal assessment of certain controls and procedures completed during the quarter.

•	$0.8 million, or net impact of $0.03, net per diluted share of the decrease in Adjusted EBITDA reflects the anticipated settlement of Medicare claims at two of our hospitals related to the identification, return and self-reporting of $0.7 million in reimbursement for certain procedures performed at the two hospitals in prior fiscal years.

•	$0.4 million, or $0.01 net per diluted share, of the decrease in Adjusted EBITDA related to severance expense.
     Adjusted EBITDA excludes share-based compensation and pre-opening expenses, but these items are included as a component of income from continuing operations. Share-based compensation expense totaled $0.2 million in the third quarter of fiscal 2009, or $0.01 per diluted share, compared to a $1.5 million expense, or $0.05 per diluted share, in the third quarter of fiscal 2008. Pre-opening expenses totaled $0.8 million in the third quarter of fiscal 2009, or $0.02 per diluted share, compared to $0.1 million in the third quarter of fiscal 2008.
Operating Statistics, Cash Flow and Capital Expenditures
     Same facility hospital admissions in the third quarter of fiscal 2009 were 6,352, down 14.0% compared with the third quarter of fiscal 2008. Adjusted admissions totaled 10,284, in line with the third quarter of fiscal 2008. Same facility hospital outpatient cases totaled 8,866 in the third quarter of fiscal 2009, up 15.7% in comparison with the third quarter of fiscal 2008.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 9.3% of hospital division net patient revenue before the deduction for charity care in the third quarter of fiscal 2009 and the third quarter of fiscal 2008.
     Net cash provided by operating activities of continuing operations for the third quarter of fiscal 2009 was $18.7 million compared to $18.9 million in the third quarter of fiscal 2008. Cash paid for capital expenditures during the quarter totaled $18.6 million, which included $4.8 million related to maintenance expenditures and $13.8 million related to MedCath’s construction projects.
Use of Non-GAAP Financial Measures
     Included in this press release and the supplemental financial information furnished herewith are certain financial measures that are not generally accepted accounting principles (“non-GAAP”), such as Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and Adjusted diluted earnings per share from continuing operations (“Adjusted EPS”). Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; loss on early extinguishment of debt; income tax expense; depreciation; amortization; share-based compensation expense; (gain) loss on disposal of property, equipment and other assets; interest and other income; equity in net earnings of unconsolidated affiliates; minority interest share of earnings of consolidated subsidiaries; and pre-opening expenses. Adjusted EPS represents MedCath’s diluted earnings per share from continuing operations for the three months ended June 30, 2009 adjusted for Medicare Disproportionate Share Hospital (“DSH”) adjustments, reduction in Medicaid reimbursements, professional fees for an internal control assessment, settlement of Medicare claims, severance expense, share-based compensation, and pre-opening expenses. MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA and Adjusted EPS to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and/or Adjusted EPS as a financial performance measure.
     Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations and Adjusted EPS to diluted EPS from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results on Thursday, August 6, 2009, during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 21652039. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, August 20, 2009. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 21652039. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 755 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s third quarter operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2008 filed with the Securities and Exchange Commission on December 15, 2008, as updated in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.